UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2011

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2011, Michael J. Smid, President of YRC Inc. and Chief Operations Officer of YRC Worldwide Inc. (the “Company”), retired from his positions with the Company and its subsidiaries. In connection with Mr. Smid’s departure, the Company expects to enter into a Separation Agreement and Complete Release with Mr. Smid (the “Separation Agreement”) pursuant to which Mr. Smid will generally receive benefits described in the Company’s Executive Severance Policy (the “Policy”), previously filed as Exhibit 10.9 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and the Retention Payment, Non-Competition, Non-Solicitation, Non-Disparagement, and Confidentiality Agreement (the “Agreement”) dated June 2, 2009 by and between the Company and Mr. Smid, previously filed as Exhibit 10.1 to Current Report on Form 8-K, filed on June 2, 2009.

Consistent with the Policy, it is expected that the Separation Agreement will, among other things, provide Mr. Smid with his current base salary and continuation of certain health and welfare benefits for a 24-month period following his cessation of employment, subject to certain limitations including compliance with certain confidentiality, non-competition, non-solicitation and non-disparagement covenants set forth in the Separation Agreement.

Mr. Smid will also be eligible for benefits pursuant to the Company’s 401(k) and pension plans, including the Company’s Supplemental Executive Pension Plan (the “SEPP”), as modified by the Agreement. Under the SEPP, as modified by the Agreement, Mr. Smid will receive a lump sum payment equal to 80% of his accrued benefit six months following his termination of employment. He also will be bound by the non-competition and non-solicitation agreements contained in the Agreement that extend for six months following termination of Mr. Smid’s employment and certain non-disparagement and confidentiality agreements contained in the Agreement that extend indefinitely. Mr. Smid must comply with the non-competition, non-solicitation, non-disparagement and confidentiality provisions of the Agreement as a condition to receiving and retaining the SEPP benefits provided by the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: August 4, 2011	By:	/s/ Jeff P. Bennett
Jeff P. Bennett
Vice President-Legal, Interim General Counsel and Secretary

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